UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012 (November 20, 2012)

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, Walter Investment Management Corp. (the “Company” or “Walter”) entered into a Joint Bidding Agreement (“JBA”) dated October 19, 2012 with Ocwen Loan Servicing LLC (“Ocwen”) to jointly bid to acquire the mortgage servicing and originations and capital markets platforms (the “ResCap Assets”) of Residential Capital LLC (“ResCap”) in an auction sponsored by the U.S. Bankruptcy Court (the “Transaction”). Pursuant to the JBA, Walter agreed to acquire the rights and assume certain liabilities relating to all of ResCap’s Fannie Mae mortgage servicing rights and related advances, and ResCap’s mortgage originations and capital markets platforms (the “Walter Assets”). The remainder of the ResCap Assets and certain liabilities related thereto are to be acquired by Ocwen.

On October 24, 2012, Walter and Ocwen were determined at an auction sponsored by the US Bankruptcy Court to have submitted the highest and best bid to acquire the ResCap Assets. Walter and Ocwen presented a winning bid of $3 billion, with Walter’s portion of the bid for the Walter Assets equal to approximately $540 million. The bid was subject to the negotiation of a mutually acceptable Asset Purchase Agreement (“APA”) and the approval of the U.S. Bankruptcy Court. Ocwen and Walter jointly made an earnest money cash deposit of $72 million ($15 million of which was paid by Walter), which will be applied towards the purchase price upon closing of the Transaction.

On November 2, 2012, Ocwen entered into a definitive APA with Residential Capital, LLC, Residential Funding Company, LLC, GMAC Mortgage, LLC, Executive Trustee Services, LLC, ETS of Washington, Inc., EPRE LLC and the additional Sellers identified on Schedule A thereto (collectively, the “Sellers”). Consummation of the Transaction was subject to, among other things, (i) approval of the transaction by the Bankruptcy Court, (ii) certain licensing and regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) certain customary closing conditions and termination rights. Subject to approval by the Bankruptcy Court and all of the conditions to closing, the Transaction is expected to close during the first quarter of 2013.

On November 20, 2012 Ocwen and the other parties to the APA executed Amendment Number 1 to Asset Purchase Agreement (the “Amendment”) which, in addition to adding a number of definitions to the APA, amends and restates section 6.16 “DOJ/AG Settlement” of the APA in its entirety. In particular, the Amendment specifies the ResCap obligations under the DOJ/AG settlement and the Consent Order (as defined in the APA) would be performed by the purchasers (which includes the Company as the obligations pertain to the assets purchased by the Company); and which obligations would not be assumed by the purchasers. In general, with regard to the DOJ/AG Settlement, the obligations that are to be retained relate to monitoring by the DOJ/AG and the obligations that will not be assumed include any financial liability resulting from the Company’s failure to comply with the settlement, unless resulting from a knowing failure to comply with the obligations. The Company will be subject to injunctive and other relief.

Except as set forth in the Amendment the terms, conditions, obligations, covenants and agreements contained in the APA remain in full force and effect. The APA, which is filed as Exhibit 2.1 to the Current Report on Form 8-K, filed November 8, 2012, is incorporated herein by reference.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Matters

On November 21, 2012 the United States Bankruptcy Court for the Southern District of New York signed an order approving the sale of the ResCap assets to the Company and Ocwen. A copy of the Press Release issued by the Company announcing the approval is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: November 27, 2012	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amendment No. 1 to Asset Purchase Agreement, dated November 20, 2012

99.1	Press Release dated November 21, 2012